Exhibit 3.13

FILED In the Office of the Secretary of State of Texas DEC 29 2000 Corporations Section

CERTIFICATE OF LIMITED PARTNERSHIP

OF

FIRST CASH, LTD.

(A Texas Limited Partnership)

1.	Name of Partnership:	First Cash, Ltd.

2.	Address of Principal Office:	690 East Lamar, Suite 400 Arlington, Texas 76011 Phone: (817) 460-3947 Fax: (817) 461-7019

3.	Name and Address of Registered Agent and Registered Office:	Rick L. Wessel 690 East Lamar, Suite 400 Arlington, Texas 76011

4.	General Partner:

	Name:	First Cash Management, L.L.C., a Delaware limited liability company

	Mailing Address:	200 West Ninth Street, Suite 102 Wilmington, Delaware 19801

	Street Address of Business:	200 West Ninth Street, Suite 102 Wilmington, Delaware 19801

5.	Other Matters	The General Partner has determined not to include any other matters.

EXECUTED as of the 28th day of December, 2000.

GENERAL PARTNER:

FIRST CASH MANAGEMENT, L.L.C., a Delaware limited liability company

By:	/s/ Rick L. Wessel
Rick L. Wessel, Manager

[SEAL]

The State of Texas

Secretary of State

DEC. 29, 2000

HAYNES AND BOONE LLP

600 CONGRESS AVE., STE. 1600

AUSTIN, TX 78701

RE:

FIRST CASH, LTD.

FILING NUMBER 00144861-10

IT HAS BEEN OUR PLEASURE TO APPROVE AND PLACE ON RECORD YOUR CERTIFICATE OF LIMITED PARTNERSHIP.

THE APPROPRIATE EVIDENCE IS ATTACHED FOR YOUR FILES AND THE ORIGINAL HAS BEEN FILED IN THIS

OFFICE.

PAYMENT OF THE FILING FEE IS ACKNOWLEDGED BY THIS LETTER.

IF WE CAN BE OF FURTHER SERVICE AT ANY TIME, PLEASE LET US KNOW.

/s/ Elton Bomer
Elton Bomer, Secretary of State

[SEAL]